AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 2015

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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BLUE EARTH, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0531496 (I.R.S. Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205 Henderson, Nevada	89052
(Address of Principal Executive Offices)	(Zip Code)

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2009 Equity Incentive Plan

(Full title of the plan)

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Robert Powell, CEO

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada 89052

(Name and address of agent for service)

(702) 263-1808 / (702) 263-1824

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ X ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

A copy of all communications, including

communications sent to the agent for service

should be sent to:

Elliot H. Lutzker, Esq.

Davidoff Hutcher & Citron LLP

605 Third Avenue

New York, New York 10158

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARES	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $ .001 par value	4,000,000 (1)(2)	$0.88 (3)	$3,519,038	$408.91

Total	4,000,000 (4)		$3,519,038	$408.91

(1)

Represents aggregate amount of shares of Common Stock issuable under the Blue Earth, Inc.’s (the “Company”) 2009 Equity Incentive Plan (the “2009 Plan”) not previously registered under Registration Statement No. 333-181022 (effective April 27, 2012).

(2)

Any shares of Common Stock covered by an option granted under the 2009 Plan that is forfeited, cancelled or expired (whether voluntary or involuntary) will be deemed not  to have been issued for purposes of determining the maximum aggregate number of shares of Common stock that may be issued under the 2009 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the last sale price of the Registrant’s Common Stock, as reported on the Nasdaq Capital Market on September 8, 2015.

(4)

Pursuant to Rule 416, under the Securities Act includes an indeterminable number of shares of common stock issuable pursuant to the anti-dilution provisions of the 2009 Equity Incentive Plan.

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EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Blue Earth, Inc. (the “Company”) to register an additional 4,000,000 shares of common stock under the Company’s 2009 Plan.  On July 17, 2015, the Company’s shareholders, at the Annual Meeting of Shareholders, approved an increase in the number of shares of Common Stock under the 2009 Plan from 4,542,000 to 8,542,000 shares.  The contents of the Company’s Registration Statement on Form S-8 (No. 333-181022) declared effective on April 27, 2012 are incorporated by reference herein.

This Registration Statement contains two parts.  The first part contains information required in the registration statement pursuant to Part I of Form S-8 with respect to shares of our common stock issuable upon the exercise of stock options made under the Plan subsequent to the date hereof.  The second part contains a “reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3, which, pursuant to General Instruction C of Form S-8, may be used by certain persons, including officers and directors of the Company who are deemed to be affiliates of the Company, as that term is defined in Rule 405 under the Securities Act, as well as by non-affiliate assignees holding restricted securities, as that term is defined in Rule 144 under the Securities Act, in connection with the reoffer and resale of shares of common stock of the Company received by such persons pursuant to the exercise of options granted under the 2009 Plan, which shares are being registered herein.

This Prospectus omits certain of the information contained in the Registration statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the shares.  Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC.  Each such statement is qualified in its entirety by such reference.

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act.  We are registering an aggregate of 4,000,000 additional Shares pursuant to our 2009 Plan.  The purpose of our 2009 Plan is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining employees, corporate officers and directors employed or retained by the Company and its subsidiaries and affiliates.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Blue Earth, Inc., a Nevada corporation (the “Registrant”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a)

Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015, as last amended on April 22, 2015.

(b)

Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 16, 2015 and for the quarter ended June 30, 2015, filed with the SEC on August 17, 2015.

(c)

Registrant’s Current Reports on Form 8-K and amendments thereto filed with the SEC on March 17, 2015, March 23, 2015, April 1, 2015, April 2, 2015, May 12, 2015, June 2, 2015, June 30, 2015, July 31, 2015, August 17, 2015, and September 4, 2015.

(d)

Definitive Proxy Statement filed on June 13, 2015.

(e)

Description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, declared effective on April 25, 2012 (including any amendment or report filed with the SEC for the purpose of updating such description).  The description of securities contained in the Registrant’s Registration Statement (f/k/a Cherry Tankers, Inc.), on Form SB-2, as amended, originally filed with the Securities and Exchange Commission on December 26, 2007 and declared effective on January 10, 2008) (File No. 333-148346; Registrant’s Post-Effective Amendment No. 1 to form SB-2 on Form S-1 declared effective on March 5, 2009 are incorporated by reference.

We are not incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All documents subsequently filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may read and copy any reports, statements or other information we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC’s website at http:\\www.sec.gov.

Item 4.  Description of Securities.

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Davidoff Hutcher & Citron LLP, counsel for the Registrant, owns 76,014 shares of Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers.

The Registrant's authority to indemnify its officers and directors is governed by the provisions of Sections 78.7502 and 78.138 of the Nevada Revised Statute and by the Registrant's By-laws.

(A)  Article XI, Sections 1 and 2 of the By-Laws provide as follows:

11.1  Indemnification.  Any corporate agent shall be indemnified by the Corporation to the full extent permitted by law in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent.  Any corporate agent may be insured by insurance purchased by and maintained by the Corporation against any expenses incurred in any proceeding and any liability asserted against him in his capacity as corporate agent, whether or not the Corporation would have the power to indemnify him against such liability.

11.2  Definitions.  For purposes of this Article XI, the following definitions shall apply:

(a)  “Corporate Agent” shall mean any person who is or was a director, officer, employee or agent of the Corporation or any constituent corporation absorbed by the Corporation in consolidation or merger on any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.  Furthermore, any corporate agent also serving as a “fiduciary” of an employee benefit plan governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974” (ERISA) as amended from time to time, shall serve in such capacity as a corporate agent, if the Corporation shall have requested any such person to serve.  The Corporation shall be deemed to have requested such person to serve as fiduciary of any employee benefit plan, only where the performance of such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan.

(B)  The Nevada Revised Statutes Section 78.7502 provides that:

1.)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b)  acted  in  good  faith  and  in  a  manner  which  he  reasonably  believed  to  be  in  or  not  opposed  to  the  best  interests  of  the  corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.)  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1.)  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.)  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.)  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

Exhibit Number	Description
4.1	Amended and Restated Blue Earth, Inc. 2009 Equity Incentive Plan (1)
*5.1	Opinion of Davidoff Hutcher & Citron LLP
*23.1	Consent of Davidoff Hutcher & Citron LLP (included in Exhibit 5.1)
*23.2	Consent of HJ & Associates, LLC
*24.1	Power of Attorney

_________________

*Filed with this report

(1) Incorporated herein by reference to the copy of such document included as an exhibit to the Registrant’s definitive proxy statement filed on June 13, 2015.

Item 9.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed (pursuant to Rule 424 (§230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lafayette, California, on September 11, 2015.

BLUE EARTH, INC.

By:  /s/  Robert Powell

By:    Robert Powell

Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Powell as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This power-of-attorney does not revoke any earlier powers-of-attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Laird Cagan	Chairman of the Board	September 11, 2015
Laird Cagan

/s/ Robert Powell	Chief Executive Officer	September 11, 2015
Robert Powell	and Director

/s/ Brett Woodard	Chief Financial Officer	September 11, 2015
Brett Woodard

/s/ Robert Potts	President, Chief Operating
Robert Potts	Officer and Director	September 11, 2015

/s/ William Richardson
Governor William (Bill) Richardson	Director	September 11, 2015

/s/ Michael W. Allman
Michael W. Allman	Director	September 10, 2015

/s/ James A. Kelly
James A. Kelly	Director	September 11, 2015

/s/ Alan P. Krusi
Alan P. Krusi	Director	September 11, 2015